Exhibit 10.1

CHANGE OF CONTROL AGREEMENT
THIS CHANGE OF CONTROL AGREEMENT (the “Agreement”), dated as of February 16, 2015, is entered into by and among Altra Industrial Motion Corp., a Delaware corporation (the "Company"), and [_____________] (the “Executive”).
WHEREAS, Executive is a skilled and dedicated employee who has important management responsibilities and talents that benefit the Company and its Subsidiaries. The Company believes that its best interests will be served if Executive is encouraged to remain with the Company or its Subsidiaries. The Company has determined that Executive’s ability to perform Executive’s responsibilities and utilize Executive’s talents for the benefit of the Company and its Subsidiaries, and the Company’s ability to retain Executive as an employee, will be significantly enhanced if Executive is provided with fair and reasonable protection from the risks of a change in control of the Company; and
WHEREAS, Executive and the Company are parties to that Change of Control Agreement, dated October 28, 2008 (the “Existing Change of Control Agreement”). The parties desire to terminate the Existing Change of Control Agreement and enter into this Change of Control Agreement (the “Agreement”).

         Accordingly, the Company and Executive agree as follows:
1.Defined Terms.
Unless otherwise indicated, capitalized terms used in this Agreement which are defined in Schedule A shall have the meanings set forth in Schedule A.
2.    Effective Date; Term.
This Agreement shall be effective as of February 16, 2015 (the “Effective Date”) and shall remain in effect until February 16, 2016 (the “Term”); provided, however, that commencing with first (1st) anniversary date and on each anniversary thereof (each an “Extension Date”), the Term shall be automatically extended for an additional one-year period, unless the Company or Executive provides the other party hereto at least 90 days’ prior written notice before the applicable Extension Date that the Term shall not be so extended. Notwithstanding the foregoing, this Agreement shall, if in effect on the date of a Change of Control, remain in effect for twenty-four (24) months following the Change of Control.
3.    Change of Control Benefits.
If Executive’s employment with the Company and its Subsidiaries is terminated at any time upon or within the twenty-four (24) months immediately following a Change of Control by the Company and its Subsidiaries without Cause or by Executive for Good Reason (the effective date of either such termination hereafter referred to as the “Termination Date”), Executive shall be entitled to, and the Company shall be required to provide, subject to

Executive’s execution of an effective general release (i.e., not revoked) in favor of the Company in the form attached hereto as Exhibit A (the “Release”) and the Executive’s compliance with the restrictive covenants attached hereto as Exhibit B, the payments and benefits provided hereafter in this Section 3 and as set forth in this Agreement. If Executive’s employment by the Company and any of its Subsidiaries is terminated within ninety (90) days prior to a Change of Control by the Company without Cause in connection with or in anticipation of such Change of Control at the request of, or upon the initiative of, the buyer in the Change of Control transaction (an “Anticipatory Termination”), Executive shall be entitled to, and the Company shall be required to provide, subject to Executive’s execution of the Release, the benefits provided hereafter in this Section 3 and as otherwise set forth in this Agreement (but only if an anticipated Change of Control actually occurs during the Term) and Executive’s Termination Date shall be deemed to have occurred immediately following the Change of Control. If Executive is terminated for any other reason (e.g., for Cause, due to death or Total Disability, or resignation without Good Reason), the Company shall have no obligation to make any payments under this Agreement.
Notice of termination without Cause or resignation for Good Reason shall be given in accordance with Section 10, and shall indicate the specific termination provision hereunder relied upon, the relevant facts and circumstances and the Termination Date.
(a)    Severance Payments. Subject to execution of the Release, and the provisions of Section 5 (relating to parachute payments) and Section 8 (in the case that Executive is a “specified employee”), within the period commencing on the Termination Date and ending on the later of (i) 15 business days after the Termination Date and (ii) the day following the end the revocation period under the Release (the “Payment Period”), the Company shall pay Executive a cash lump sum equal to [___ times (__x)] the Executive’s Base Salary then in effect immediately prior to the event set forth in the notice of termination giving rise to the Termination Date plus an amount equal to [___ times (__x)] the Executive’s target Bonus amount for the year of termination. Notwithstanding the preceding sentence, the portion of the severance payments, if any, that is treated as nonqualified deferred compensation within the meaning of Section 409A of the Code shall be payable only if Executive executes the Release not later than sixty (60) days following Executive’s Termination Date and Executive does not revoke the Release and, in such event, the portion of the severance payments treated as nonqualified deferred compensation under Section 409A which otherwise would have been paid prior to sixty (60) days following the Executive’s Termination Date had the Release been effective and any applicable revocation period had expired as of such Termination Date, shall be paid on the regular payroll schedule date on or following such sixtieth (60th) day following Executive’s Termination Date. The Company shall use reasonable efforts to make Executive aware of the time period for the execution of the Release and of the forfeiture of the severance payments if Executive fails to execute the Release within such time period.
(b)    Continuation of Active Employee Benefits. For [_______ (__)] months following the Termination Date (the “Welfare Continuation Period”), the Company

shall provide Executive and Executive’s spouse and dependents (each as defined under the applicable program) with medical and dental insurance coverages at the same benefit level as provided to similarly situated active employees of the Company during the Welfare Continuation Period, for which the Company will reimburse Executive during the Welfare Continuation Period or, if shorter, the period of actual COBRA continuation coverage received by Executive during the Welfare Continuation Period, for the total amount of the monthly COBRA medical and dental insurance premiums paid by Executive for such continued benefits (thereby reducing such premium obligations to zero); provided, however, that if Executive becomes employed by a new employer that offers any medical and/or dental, continuing medical and/or dental coverage from the Company shall cease, regardless of the Welfare Continuation Period.
(c)    Payment of Earned But Unpaid Amounts. Within the Payment Period, the Company shall pay Executive any unpaid Base Salary and/or Bonus through the Termination Date. For the avoidance of doubt, Executive shall be entitled to a pro-rated Bonus for the year of termination. In addition, Executive shall be entitled to prompt reimbursement of any unreimbursed expenses properly incurred by Executive in accordance with Company policies prior to the Termination Date.
(d)    Equity Incentive Awards. Any time periods, conditions or contingencies relating to the exercise or realization of, or lapse of restrictions under, any outstanding equity incentive award then held by Executive shall be automatically accelerated or waived effective as of the Termination Date.
4.    Mitigation.
Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, and, subject to Section 3(b), compensation or benefits earned from such employment or otherwise shall not reduce the amounts otherwise payable under this Agreement.
5.    Gross-up Payments.
If any of the payments or benefits provided or to be provided by the Company or its affiliates to the Executive or for the Executive's benefit pursuant to the terms of this Agreement or otherwise (“Covered Payments”) constitute parachute payments (“Parachute Payments”) within the meaning of Code Section 280G and would, but for this Section 5, be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then prior to making the Covered Payments, a calculation shall be made comparing (i) the Net Benefit (as defined below) to the Executive of the Covered Payments after payment of the Excise Tax to (ii) the Net Benefit to the Executive if the Covered Payments are limited to the extent necessary to avoid being subject to the Excise Tax. Only if the amount calculated under (i) above is less than the amount under (ii) above, will the Covered Payments be reduced to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax. “Net Benefit” shall mean the present value of the Covered Payments net of all federal, state, local, foreign income, employment and excise taxes. Any such reduction shall be made by the Company in its sole discretion consistent with the requirements of Code Section 409A.
Any determination required under this Section 5 shall be made in writing in good faith by the accounting firm that was the Company's independent auditor immediately before the change in control (the “Accountants”), which shall provide detailed supporting calculations to the Company and the Executive as requested by the Company or the Executive. The Company and the Executive shall provide the Accountants with such information and documents as the Accountants may reasonably request in order to make a determination under this Section 5. For purposes of making the calculations and determinations required by this Section 5, the Accountants may rely on reasonable, good faith assumptions and approximations concerning the application of Code Sections 280G and 4999. The Accountants' determinations shall be final and binding on the Company and the Executive. The Company shall be responsible for all fees and expenses incurred by the Accountants in connection with the calculations required by this Section 5.

6.    Arbitration.
All disputes and controversies arising under or in connection with this Agreement shall be settled by arbitration conducted before one arbitrator sitting in Suffolk County, Massachusetts, or such other location agreed by the parties hereto, in accordance with the rules for expedited resolution of employment disputes of the American Arbitration Association then in effect. The determination of the arbitrator shall be made within thirty days following the close of the hearing on any dispute or controversy and shall be final and binding on the parties. Judgment may be entered on the award of the arbitrator in any court having proper jurisdiction. Each party shall pay its own costs and expenses in connection with any arbitration relating to the interpretation or enforcement of any provision of this Agreement.
7.    Assignment.
Except as otherwise provided herein, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Company and Executive and their respective heirs, legal representatives, successors and assigns. If the Company shall be merged into or consolidated with another entity, the provisions of this Agreement shall be binding upon and inure to the benefit of the entity surviving such merger or resulting from such consolidation. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company, by operation of law or agreement, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. The provisions of this Section 7 shall continue to apply to each subsequent employer of Executive hereunder in the event of any subsequent merger, consolidation or transfer of assets of such subsequent employer.
8.    Withholding and Deferral.
Notwithstanding any other provision of this Agreement, the Company may, to the extent required by law, withhold applicable federal, state and local income and other taxes from any payments due to Executive hereunder. Notwithstanding any other provision of this Agreement or certain compensation and benefit plans of the Company or its Subsidiaries, the Company shall from time to time compile a list of "specified employees" as defined in, and pursuant to, Reg. Section 1.409A-1(i) of the Code or any successor regulation. Notwithstanding any other provision herein, if the Executive is a specified employee on the Termination Date, no payment of compensation under this Agreement (other than a payment that the Company determines is not subject to, or is subject to an exception from, Section 409A of the Code) shall be made to the Executive before the date that is six months after the Termination Date of employment, unless the Company determines that there is no reasonable basis for believing that making such payment would cause Executive to suffer any adverse tax consequences pursuant to Section 409A of the Code. If any payment to Executive is delayed pursuant to the immediately preceding sentence, such payment instead shall be made on the first business day following the expiration of the six-month period referred to in that sentence; provided that any such payment may be made upon Executive’s death if the death occurs before the date that is six months after the Termination Date. In addition, if any payment to Executive is delayed pursuant to this Section 8, the Executive shall be entitled to receive interest on any delayed amounts, calculated at the annualized rate of the prime rate, published in the Wall Street Journal on the date the payments under this Agreement would otherwise be due, minus one (1) percentage point.
9.    Applicable Law.
This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to conflicts of laws principles thereof.
10.    Notice.
Any notice provided for in this Agreement must be in writing and must be either personally delivered, mailed by first class mail (postage prepaid and return receipt requested), sent by reputable overnight courier service (charges prepaid), or faxed to the recipient at the address below indicated or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party.
If to the Company:
Altra Industrial Motion Corp.
300 Granite Street

Suite 201
Braintree, MA 02184
Attention: Corporate Secretary

If to Executive:
To the most recent address of Executive set forth in the personnel records of the Company.
Any notice under this Agreement shall be deemed to have been given when personally delivered, one business day after sent by reputable overnight courier service, five days after deposit in the U.S. mail (or when actually received, if earlier), or at such time as it is transmitted via facsimile, with receipt confirmed.
11.    Entire Agreement; Offset; Modification.
(a)    This Agreement constitutes the entire understanding of the parties in respect of its subject matter and, except as expressly provided herein, supersedes the provisions of all other prior agreements (including any employment agreement that may be in effect at the time of the Change of Control between the Company and the Executive) and understandings (oral or written) expressly concerning the effect of a termination of employment in connection with or following a Change of Control on the relationship between the Company and its Affiliates and Executive. Upon the execution of this Agreement the provisions of the Existing Change of Control Agreement shall be superseded and shall be of no further force.
(b)    This Agreement shall not interfere in any way with the right of the Company to reduce Executive’s compensation or other benefits or terminate Executive’s employment, with or without Cause.
(c)    This Agreement may be changed only by a written agreement executed by the Company and Executive.
12.    Other Agreements.
Notwithstanding anything herein to the contrary, in the event Executive has a separate employment agreement or other agreement with the company, or is subject to a policy or plan with the Company, that provides Executive with benefits or other payments in connection with a severance, such Executive shall be entitled to receive benefits and payments under only one of this change of control agreement or such other agreement or such other policy, whichever is most favorable to the Executive at the time of such severance.
13.    Counterparts.

This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

*        *        *

IN WITNESS WHEREOF, the parties have executed this Agreement on the 16th day of February, 2015.
ALTRA INDUSTRIAL MOTION CORP.

By:    Carl R. Christenson
Title:    Chairman and CEO
EXECUTIVE

[Name]

Schedule A
CERTAIN DEFINITIONS
As used in this Agreement, and unless the context requires a different meaning, the following terms, when capitalized, have the meaning indicated below:
I.“Affiliate” means, with respect to any entity, any other corporation, organization, association, partnership, sole proprietorship or other type of entity, whether incorporated or unincorporated, directly or indirectly controlling or controlled by or under direct or indirect common control with such entity.
II.    “Base Salary” means Executive’s annual rate of base salary in effect on the date in question.
III.    “Board” means the board of directors of the Company.
IV.    “Bonus” means the amount payable to Executive under Company’s applicable annual incentive bonus plan with respect to a fiscal year of the Company.
V.    “Cause” means (i) Executive’s material breach of the terms of any agreement between Executive and the Company; (ii) Executive’s willful failure or refusal to perform material duties of his position; (iii) Executive’s willful insubordination or disregard of the legal directives of the Board or the Chief Executive Officer which are not inconsistent with the scope, ethics and nature of Executive’s duties and responsibilities; (iv) Executive’s engaging in misconduct which has a material adverse impact on the reputation, business, business relationships or financial condition of the Company; (v) Executive’s commission of an act of fraud or embezzlement against the Company or any of its Subsidiaries; or (vi) any conviction of, or plea of guilty or nolo contendere by, Executive with respect to a felony (other than a traffic violation), a crime involving moral turpitude, fraud or misrepresentation; provided, however, that Cause shall not be deemed to exist under any of clauses (i), (ii) or (iii) unless Executive has been given reasonably detailed written notice of the grounds for such Cause and Executive has not effected a cure within twenty (20) days of the date of receipt of such notice.
VI.    “Change of Control” means, and shall be deemed to have occurred when:

(1)
any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then-outstanding securities; or

(2)	individuals who, on the Effective Date, constitute the Board of the Company (the “Incumbent Board”) cease for any reason over a period of one (1) year to constitute a majority of the number of directors then serving on the Board; provided, however, that any new director whose appointment or election by the Incumbent Board or a vote of at least a majority of the directors then still in office who either were directors on the Effective Date, or whose appointment, election or nomination for election was previously so approved or recommended, shall be considered as though such person were a member of the Incumbent Board; or

(3)
there is consummated a merger or consolidation of the Company or any Subsidiary with any other corporation (in one or a series of related transactions), other than (A) a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) more than fifty percent (50%) of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then-outstanding securities; or

(4)	there is consummated one or more sales, leases, exchanges, or other transfers (in one or a series of related transactions) of all or substantially all of the Company’s assets.
VII.    “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
VIII.    “Code” means the Internal Revenue Code of 1986, as amended.
IX.    “Exchange Act” means the Securities Exchange Act of 1934, as amended.
X.    “Good Reason” means any of the following: (i) without Executive's express consent, any material change in Executive’s job title, any significant change in Executive's reporting relationships or a significant reduction of Executive's duties, position or responsibilities relative to Executive's duties, position or responsibilities in effect immediately prior to such reduction, or Executive's removal from such position, duties and responsibilities, unless he is provided with comparable duties, position and responsibilities; (ii) a material reduction by the Company (other than a reduction on the same basis as other senior executives) in the kind or level of employee benefits to which he is entitled immediately prior to such reduction with the result that Executive's overall benefits package is significantly reduced; (iii) a relocation of the Executive’s principal work location to more than fifty (50)

A-2

miles from the Executive’s current principal work location; or (iv) the Company’s failure to cause Executive’s employment agreement and its obligations thereunder to be expressly assumed by the Company's successor.
XI.     “Subsidiary” means a subsidiary corporation, as defined in Section 424(f) of the Code (or any successor section thereto).
XII.    “Total Disability” means a determination by an independent competent medical authority (selected by the Board) that Executive is unable to perform his duties under this Agreement and in all reasonable medical likelihood such inability will continue for a period in excess of 120 days (whether or not consecutive) in any 365 day period.

A-3

Exhibit A
WAIVER AND RELEASE OF CLAIMS

This RELEASE (“Release”) is dated as of ____________________ between Altra Industrial Motion Corp., a Delaware corporation (the “Company”), and _________ (the “Executive”).
WHEREAS, the Company and the Executive previously entered into a Change of Control Agreement dated _______ __, ____ (the “CCA”); and
WHEREAS, the Executive’s employment with the Company (has been) (will be) terminated effective __________________; and
WHEREAS, pursuant to Section 3 of the CCA, the Executive is entitled to certain compensation and benefits upon such termination, contingent upon the execution of this Release;
NOW, THEREFORE, in consideration of the premises and mutual agreements contained herein and in the CCA, the Company and the Executive agree as follows:
1.    The Executive, on behalf of his heirs, estate and beneficiaries, hereby waives all claims against the Company, and any of its subsidiaries or affiliates, and each past or present officer, director, agent, employee, shareholder, and insurer of any such entities, from liability for any claims or damages the Executive may have against it or them relating as of the date this Release is executed, whether known or unknown, including, but not limited to, any alleged violation of the Age Discrimination in Employment Act, as amended; the Older Workers Benefit Protection Act; Title VII of the Civil Rights of 1964, as amended; Sections 1981 through 1988 of Title 42 of the United States Code; the Civil Rights Act of 1991; the Equal Pay Act; the Americans with Disabilities Act; the Rehabilitation Act; the Family and Medical Leave Act; the Employee Retirement Income Security Act of 1974, as amended; the Worker Adjustment and Retraining Notification Act; the Fair Credit Reporting Act; the Occupational Safety and Health Act; the Uniformed Services Employment and Reemployment Act; the Employee Polygraph Protection Act; the Immigration Reform Control Act; the retaliation provisions of the Sarbanes-Oxley Act of 2002; the Massachusetts Fair Employment Practices Law; the Massachusetts Wage Act; the Massachusetts Parental Leave Act (and including any and all amendments to the above) and/or any other alleged violation of any federal, state or local law, regulation or ordinance, and/or contract (including, but not limited to, the CCA) or implied contract or tort law or public policy or whistleblower claim, having any bearing whatsoever on the Executive’s employment by and the termination of employment with the Company, including, but not limited to, any claim for wrongful discharge, back pay, vacation pay, sick pay, bonus payment, attorneys’ fees, costs and/or future wage loss. This paragraph does not release any claims that lawfully cannot be waived.
Nothing in this Release is intended to preclude the Executive from filing a charge or participating in any investigation or proceeding conducted by the Equal Employment Opportunity

Commission or state fair employment practices agency. The Executive agrees not to seek or accept any money damages or any other relief upon the filing of any such administrative or judicial charges or complaints.
2.The Executive acknowledges and agrees that even though claims and facts in addition to those now known or believed by him to exist may subsequently be discovered, it is his intention to fully settle and release all claims he may have against the Company and the persons and entities described above, whether known, unknown or suspected.
3.The Executive relinquishes any right to future employment with the Company and the Company shall have the right to refuse to re-employ the Executive, in each case without liability of the Executive or the Company.
4.The Company and the Executive acknowledge and agree that the release contained in Paragraph 1 does not, and shall not be construed to, release or limit the scope of any existing obligation of the Company (i) to indemnify the Executive for his acts as an officer or director of Company in accordance with Delaware law and the charter and bylaws of the Company, (ii) to the Executive and his eligible, participating dependents or beneficiaries under any existing group welfare or retirement plan of the Company in which the Executive and/or such dependents are participants, or (iii) to satisfy all vested equity compensation obligations previously granted to the Executive.
5.The Executive reaffirms his agreement to Section 3 of the CCA relating to restrictive covenants.
6.The Executive acknowledges that he has been provided at least twenty-one (21) days to review the Release and has been advised to review it with an attorney of his choice and at his own expense. In the event the Executive elects to sign this Release prior to this twenty-one (21) day period, he agrees that it is a knowing and voluntary waiver of his right to wait the full twenty-one (21) days. The Executive further understands that he has seven (7) days after the signing hereof to revoke it by so notifying the Company in writing, such notice to be received by _____________ within the seven (7) day period. The Executive further acknowledges that he has carefully read this Release and knows and understands its contents and its binding legal effect. The Executive acknowledge that by signing this Release, he does so of his own free will and act and that it is his intention that he be legally bound by its terms.
7.This Release shall be construed and enforced in accordance with, and governed by, the laws of the Commonwealth of Massachusetts, without regard to principles of conflict of laws. If any clause of this Release should ever be determined to be unenforceable, it is agreed that this will not affect the enforceability of any other clause or the remainder of this Release.
IN WITNESS WHEREOF, the parties have executed this Release on the date first above written.

ALTRA INDUSTRIAL MOTION CORP.

By:
Title:
EXECUTIVE

[Name]

Exhibit B
RESTRICTIVE COVENANTS
1.Confidential Information. Executive acknowledges that the information, observations and data (including without limitation trade secrets, know-how, research plans, business, accounting, distribution and sales methods and systems, sales and profit figures and margins and other technical or business information, business, marketing and sales plans and strategies, cost and pricing structures, and information concerning acquisition opportunities and targets nationwide in or reasonably related to any business or industry in which any of the Company or its Subsidiaries is engaged) disclosed or otherwise revealed to him, or discovered or otherwise obtained by him or of which he becomes aware, directly or indirectly, while employed by the Company or its Subsidiaries (including, in each case, those obtained prior to the date of this Agreement) concerning the business or affairs of the Company or any of its Subsidiaries (collectively, "Confidential Information") are the property of the Company or its Subsidiaries, as the case may be, and agrees that the Company have a protectable interest in such Confidential Information. Therefore, Executive agrees that he shall not (during his employment with the Company or at any time thereafter) disclose to any unauthorized person or use for his own purposes any Confidential Information without the prior written consent of the Board, unless and to the extent that the aforementioned matters: (a) become or are generally known to and available for use by the public other than as a result of Executive's acts or omissions or (b) are required to be disclosed by judicial process or law (provided that Executive shall give prompt advance written notice of such requirement to the Company to enable the Company to seek an appropriate protective order or confidential treatment). Executive shall deliver to the Company at the termination of the Employment Period, or at any other time the Company may request, all memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data (and copies thereof) which constitute Confidential Information or Work Product (as defined below) which he may then possess or have under his control.
2.Work Product. Executive hereby assigns to the Company all right, title and interest in and to all inventions, developments, methods, process, designs, analyses, reports and all similar or related information (in each case whether or not patentable), all copyrightable works, all trade secrets, confidential information and know-how, and all other intellectual property rights that both (a) are conceived, reduced to practice, developed or made by Executive while employed by the Company and its Subsidiaries and (b) either (i) relate to the Company's or any of its Subsidiaries' actual or anticipated business, research and development or existing or future products or services, or (ii) are conceived, reduced to practice, developed or made using any of equipment, supplies, facilities, assets or resources of the Company or any of its Subsidiaries (including but not limited to, any intellectual property rights) ("Work Product"). Executive shall promptly disclose such Work Product to the Board and perform all actions reasonably requested by the Board (whether during or after the Employment Period) to establish and confirm the Company's ownership of the Work Product (including, without limitation, executing and delivering assignments, consents, powers of attorney, applications and other instruments).
3.Noncompetition. In further consideration of the compensation to be paid to Executive hereunder, Executive acknowledges that in the course of his employment with the Company and its Subsidiaries he has become and shall become familiar with the Company's trade secrets and with other Confidential Information concerning the Company and its Subsidiaries and that his services have been and shall be of special, unique and extraordinary value to the Company and its Subsidiaries. Therefore, Executive agrees that, during the period of Executive's employment with the Company and for 12 months thereafter (the "Noncompete Period"), he shall not, without prior written approval by the Board, directly or indirectly (whether for compensation or otherwise) own or hold any interest in, manage, operate, control, consult with, render services for, or in any manner participate in any business which competes in any material respect with the businesses of the Company or its Subsidiaries conducted or proposed to be conducted during the Employment Period (collectively, the "Business"), either as a general or limited partner, proprietor, common or preferred shareholder, officer, director, agent, employee, consultant, trustee, affiliate or otherwise. Executive acknowledges that the Company's and its Subsidiaries' businesses are planned to be conducted nationally and internationally and agrees that the provisions in this Paragraph 3 shall operate in the market areas of the United States and outside the United States in which the Company conducts or plans to conduct business on and prior to the Termination Date. Nothing in this Paragraph 3 shall prohibit Executive from being a passive owner of not more than 2% of the outstanding securities of any publicly traded company engaged in the Business, so long as Executive has no active participation in the business of such company.
4.Non-Solicitation. During the Noncompete Period, Executive shall not directly or indirectly through another entity (i) induce or attempt to induce any employee of the Company or any Subsidiary to leave the employ of the Company or such Subsidiary, or in any way interfere with the relationship between the Company or any Subsidiary and any employee thereof, (ii) solicit to hire any person who was an employee of the Company or any Subsidiary at any time during the 12 months preceding the termination of the Employment Period or (iii) induce or attempt to induce any customer, client, member, supplier, licensee, licensor, franchisee or other business relation of the Company or any Subsidiary to cease doing business with the Company or such Subsidiary, or in any way interfere with the relationship between any such customer, client, member, supplier, licensee, licensor, franchisee or business relation and the Company or any Subsidiary (including, without limitation, making any negative statements or communications about the Company or its Subsidiaries).
5.Enforcement. If, at the time of enforcement of any of Paragraphs 1 through 4, a court of competent jurisdiction shall hold that the period, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court shall be allowed and directed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by applicable law. The parties hereto acknowledge and agree that Executive's services are unique and he has

B-2

access to Confidential Information and Work Product, that the provisions of Paragraphs 1 through 4 are necessary, reasonable and appropriate for the protection of the legitimate business interests of the Company and its Subsidiaries, that irreparable injury will result to the Company and its Subsidiaries if Executive breaches any of the provisions of Paragraphs 1 through 4 and that money damages would not be an adequate remedy for any breach by Executive of this Agreement and that the Company will not have any adequate remedy at law for any such breach. Therefore, in the event of a breach or threatened breach of this Agreement, the Company or any of its successors or assigns, in addition to other rights and remedies existing in their favor, shall be entitled to specific performance and/or immediate injunctive or other equitable relief from any court of competent jurisdiction in order to enforce or prevent any violations of the provisions hereof (without the necessity of showing actual money damages, or posting a bond or other security). Nothing contained herein shall be construed as prohibiting the Company or any of its successors or assigns from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of damages.
6.Executive's Representations and Acknowledgements. Executive hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by Executive do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which he is bound, (ii) Executive is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other Person, (iii) Executive shall not use any confidential information or trade secrets of any third party in connection with the performance of his duties hereunder, and (iv) this Agreement constitutes the valid and binding obligation of Executive, enforceable against Executive in accordance with its terms. Executive hereby acknowledges and represents that he has consulted with independent legal counsel regarding his rights and obligations under this Agreement and that he fully understands the terms and conditions contained herein and intends for such terms and conditions to be binding on and enforceable against Executive. Executive acknowledges and agrees that the provisions of Paragraphs 1 through 4 are in consideration of: (i) Executive's employment by the Company; and (ii) additional good and valuable consideration as set forth in this Agreement, the receipt and sufficiency of which are hereby acknowledged. Executive expressly agrees and acknowledges that the restrictions contained in Paragraphs 1 through 4 do not preclude Executive from earning a livelihood, nor do they unreasonably impose limitations on Executive's ability to earn a living. In addition, Executive agrees and acknowledges that the potential harm to the Company of its non-enforcement outweighs any harm to Executive of its enforcement by injunction or otherwise. Executive acknowledges that he has carefully read this Agreement and has given careful consideration to the restraints imposed upon Executive by this Agreement, and is in full accord as to their necessity for the reasonable and proper protection of the Confidential Information. Executive expressly acknowledges and agrees that each and every restraint imposed by this Agreement is reasonable with respect to subject matter, time period and geographical area

B-3